UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): June 24, 2011

GLOBAL INVESTOR SERVICES, INC.
(Exact name of registrant as specified in charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

287 East 950 South
Orem, Utah 84058
 (Address of Principal Executive Offices)   (Zip Code)

Registrant’s Telephone Number, including area code: (801) 889-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On June 24, 2011, Dr. Joseph J. Louro was engaged by Global Investor Services, Inc. (the "Company") to serve as the Chief Executive Officer and Chairman of the Company.   Dr. Louro will replace Nicholas S. Maturo who resigned as the Chief Executive Officer.  Mr. Maturo will continue to serve as a director of the Company and will continue in a position with the Company to be determined.

On June 22, 2011, Dr. Louro executed an employment agreement with the Company, which was received by the Company on June 24, 2011, pursuant to which he was appointed as the Chief Executive Officer and Chairman of the Company in consideration of an annual salary of $300,000.  Dr. Louro has agreed to forego payment of his salary, which shall be incurred and booked by the Company but not paid, and receive a salary of $1.00 per year until such time, in Dr. Louro’s sole discretion, that the Company is able to pay such salary.  If certain performance metrics are achieved, then the base salary shall be increased to $400,000 during year two and $500,000 during year three.  The term of the agreement is for three years which automatically renews for three year periods unless terminated prior to the 90th day following the expiration of the applicable term.  Additionally, Dr. Louro will be eligible for annual cash bonuses equal to at least 50% and up to 100% of his salary subject to recommendation of the Compensation Committee or the Board of Directors.  Dr. Louro will also be entitled to receive incentive bonuses upon the closing of strategic acquisitions, joint ventures or other strategic transactions and/or relationships which are intended to accrue a significant benefit to the Company, as recommended by the Compensation Committee of the Board of Directors or the Board of Directors.  Dr. Louro will also be entitled to receive a special bonus upon the closing of capital funding events, through either public or private offerings, subject to approval by the Board. In addition to the salary and any bonus, Dr. Louro will be entitled to receive health and fringe benefits that are generally available to the Company’s management employees.  As additional compensation, the Company granted Dr. Louro an initial award of 20,000,000 restricted shares of common stock of the Company and has agreed to provide an equity bonus not to exceed an aggregate of 55,000,000 shares for the years ended March 31, 2012, 2013 and 2014 based on certain operational improvements established by the Board.  Dr. Louro will be entitled to receive shares equal to 20% of the operational improvement divided by $0.03.

Dr. Louro, from 2006 to 2011, served as the CEO and President of LDG-Louro Development Group, a business development company focused on real estate transactions, new construction and downtown development projects as well as foreclosure-bankruptcy turnaround solutions.  From 1981 to  2006, Dr. Louro acted as an international speaker for live seminar educational companies.  Dr. Louro’s topics for physicians and businessmen included success principles, practice management skills and leadership skills.  Dr. Louro also taught staff and employees how to enhance the customers overall experience through first class service.  Dr. Louro was licensed by the State of New Jersey in 1981 by the Board of Medical Examiners to practice as a Chiropractor and, has since demonstrated the ability to run multiple offices with an integrated staff of chiropractic, medical and osteopathic physicians while also teaching and consulting.

Further, on June 29, 2011 Jeffrey Freedman resigned as director of the Company  and on May 17, 2011 Todd C. Jorn resigned as director of the Company.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1	Employment Agreement by and between Global Investor Services Inc. and Dr. Joseph J. Louro dated June 7, 2011

10.2	Letter Agreement by and between Global Investor Services Inc. and Dr. Joseph J. Louro dated June 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GLOBAL INVESTOR SERVICES, INC.

By:	/s/ WILLIAM KOSOFF
Name:	William Kosoff
Title:	Acting Chief Financial Officer and Director

Date:	June 29, 2011 Orem, Utah